EXHIBIT 23.01


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2004 (except as to the effect of the reclassification of 2003 amounts for discontinued operations for which the date is March 30, 2005) accompanying the 2003 consolidated financial statements of Sandston Corporation (formerly Nematron Corporation and Subsidiaries) appearing in the Annual Report on Form 10-KSB for the year ended December 31, 2004. We consent to the incorporation by reference in the Registration Statements of the Company on Forms S-3 (Registration No.'s 333-1314 and 333-15959) and Forms S-8 (Registration No.'s 333-1136 and 333-1138) of the aforementioned report.


/s/ Grant Thornton LLP


Southfield, Michigan
March 29, 2005